Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 9, 2011
Contact: Keith Schroeder
Chief Financial Officer
(918) 824-4605

ORCHIDS INCREASES QUARTERLY CASH DIVIDEND 100%

PRYOR, OKLAHOMA (November 9, 2011) – The Board of Directors of Orchids Paper Products Company (NYSE Amex: TIS) today announced that it has approved an increase in its quarterly cash dividend from $0.10 per outstanding share to $0.20 per outstanding share of the Company’s common stock. The increased dividend will be effective for the dividend payable on December 21, 2011, to stockholders of record at the close of business on December 5, 2011.

The Company’s President and Chief Executive Officer Bob Snyder said “Substantially increasing our dividend is reflective of our current performance and demonstrates the confidence that the Board of Directors has in our strategy and their continued optimistic outlook for the long-term growth of our Company. This dividend increase emphasizes our commitment to create long-term value for our stockholders.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market.  The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins.  From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States.  For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.